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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

May 5, 2016

Dear New York & Company, Inc. Stockholder:

        You are cordially invited to attend the Company's 2016 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, June 21, 2016 at the Company's corporate headquarters, 330 West 34th Street, 9th Floor, New York, New York 10001.

        The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the meeting.

        It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Whether or not you plan to attend the meeting, we encourage you to vote on the matters for consideration.

        You may vote your shares as soon as possible through any of the voting options available to you as described in the enclosed Proxy Statement.

        We appreciate your continued interest and support in New York & Company, Inc.

Sincerely,

Gregory J. Scott Chief Executive Officer

NEW YORK & COMPANY, INC.
330 West 34th Street, 9th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Tuesday, June 21, 2016.
PLACE	New York & Company, Inc.'s corporate headquarters at:
330 West 34th Street
9th Floor
New York, New York, 10001
ITEMS OF BUSINESS	• To elect ten members to the board of directors.
• To approve the New York & Company, Inc. Incentive Compensation Plan.
• To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the 2016 fiscal year.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a stockholder of record as of Monday, April 25, 2016.
INTERNET AVAILABILITY
In accordance with U.S. Securities and Exchange Commission rules, the Company is using the Internet as its primary means of furnishing the proxy materials to its stockholders. Rather than sending stockholders a paper copy of the proxy materials, the Company is sending a notice with instructions for accessing the materials and voting via the Internet. The Company believes this method of distribution makes the proxy distribution process more efficient and less costly, and will limit the impact on the environment. This Proxy Statement and the 2015 Annual Report to Stockholders are available at www.proxyvote.com.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvote.com, by telephone by calling 1-800-690-6903, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Gregory J. Scott Chief Executive Officer

May 5, 2016

i

PROXY STATEMENT

Why did I receive these proxy materials?

        The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the "proxy materials") in connection with the solicitation by the board of directors of New York & Company, Inc. ("New York & Company," the "Company," "we," "us" or "our"), a Delaware corporation, of proxies to be voted at the Company's 2016 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

        It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders on or about May 5, 2016. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about May 5, 2016.

        You are invited to attend the Company's Annual Meeting of Stockholders on Tuesday, June 21, 2016 (the "Meeting"), beginning at 10:00 am, Eastern Daylight Time. The Meeting will be held at 330 West 34th Street, 9th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 am, Eastern Daylight Time. Seating will be limited.

Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?

        Under rules adopted by the U. S. Securities and Exchange Commission ("SEC"), the Company is providing access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials ("Notice") to beneficial owners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed copy of the Company's proxy materials, please follow the instructions included in the Notice.

What should I bring with me to attend the Annual Meeting?

        Stockholders must present a form of personal identification in order to be admitted to the Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock as of the record date for the Meeting, such as a bank or brokerage account statement, to be admitted to the Meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with New York & Company's transfer agent, Computershare Trust Company, N.A., you are considered the "stockholder of record" with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in "street name." You are considered the "beneficial owner" of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote at the Annual Meeting?

        Stockholders of record at the close of business on April 25, 2016, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned as of the record date. At the close of business on April 25, 2016, there were 64,630,347 shares of the Company's common stock outstanding.

How do I vote?

        You may vote using any of the following methods:

  By Internet

        The Company encourages you to vote and submit your proxy over the Internet at www.proxyvote.com.

  By Telephone

        You may vote by telephone by calling 1-800-690-6903.

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

        If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Vote Processing.

  In person at the Annual Meeting

        All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to: Corporate Secretary, New York & Company, 330 West 34th Street, 9th Floor, New York, NY 10001;

  •
  timely delivery of a valid, later-dated proxy;

  •
  timely submission of a later-dated proxy via the Internet;

  •
  timely submission of a later-dated proxy via the telephone; or

  •
  voting by ballot at the Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is "householding" and how does it affect me?

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company's proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company's printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Corporate Secretary, New York & Company, 330 West 34th Street, 9th Floor, New York, NY 10001. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What is a quorum for the Annual Meeting?

        Under the Company's Amended and Restated Bylaws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the proposals?

        A plurality of the votes cast is required for the election of directors, which means that director nominees with the most affirmative votes are elected to fill the available seats. For the proposal to elect directors, abstentions and "broker non-votes" will not affect the outcome of the proposal, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

        The approval of the Company's Incentive Compensation Plan and the ratification of the appointment of BDO USA, LLP to serve as the Company's independent registered public accounting firm for fiscal year 2016 require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on them at the Meeting. Broker non-votes will have no effect on the outcome of this proposal and abstentions will have the effect of a vote "AGAINST" for purposes of this proposal.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as "non-routine" matters. The proposal to elect ten directors to the board and the approval of the Company's Incentive Compensation Plan are considered "non-routine" and therefore cannot be voted by your broker or bank without your instruction. The proposal to ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2016 is considered "routine" and therefore may be voted by your broker, bank or other holder of record in its discretion if you do not provide instructions.

Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement was first sent to stockholders, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the Meeting for consideration, the individuals named in the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

        The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies other than by use of the mail or website posting, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

        All votes will be tabulated by Broadridge, the inspector of elections appointed for the Meeting.

Other information.

        The Company's Annual Report on Form 10-K for the 52-week fiscal year ended January 30, 2016 ("fiscal year 2015") accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as "fiscal year 2014" and "fiscal year 2013" refer to the 52-week fiscal years that ended on January 31, 2015 and February 1, 2014, respectively. The 52-week fiscal year ending January 28, 2017 is referred to herein as "fiscal year 2016."

        The contents of the Company's corporate website (http://www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

        The Company's board of directors currently has eleven members. Ten of the eleven current board members are standing for re-election to hold office until the next Annual Meeting. Richard L. Perkal notified the Company on February 3, 2016 that he will not stand for re-election as a member of the Company's board of directors upon the expiration of his current term, which expires as of the date of the Company's 2016 Annual Meeting of Stockholders. Mr. Perkal did not cite any disagreement on any matter relating to the Company's operations, policies or practices. The Company's board of directors has approved a reduction in the number of its members to ten directors effective with the ensuing board term.

        The individuals named in the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

        Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier resignation, retirement or death.

        The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

        The Company believes that the board of directors as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company. In addition, the Company believes that each of these directors possesses the key attributes that the Company seeks in a director, including strong, effective decision-making, communication and leadership skills. Set forth below is additional information regarding the specific experience, qualifications, attributes and skills of each director and nominee that led the Company's nomination and governance committee and the board of directors to conclude that he or she should serve as a director.

        The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

Nominees for Director

        The following table sets forth the name, age and principal position of each of the Company's ten nominees for director positions.

Name	Age	Position
Gregory J. Scott	53	Chief Executive Officer and Director
Bodil M. Arlander	52	Director
David H. Edwab	61	Director
James O. Egan	67	Director
Lori H. Greeley	56	Director
Christy Haubegger	47	Director
John D. Howard	63	Director
Grace Nichols	69	Director and Non-Executive Chair of the Board of Directors
Michelle Pearlman	46	Director
Arthur E. Reiner	75	Director

        Gregory J. Scott was named Chief Executive Officer in February 2011 and served as President from June 2010 through October 2014. Mr. Scott was appointed to the Company's board of directors on August 18, 2010. Mr. Scott has more than 30 years of retail industry experience. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores. Mr. Scott began his retail career in the executive training program at Macy's West, a division of Federated Department Stores, Inc., where he held several merchandising positions. Mr. Scott holds a B.A. from UCLA. In considering Mr. Scott as a candidate for director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels.

        Bodil M. Arlander has served as a director since 2002 and is a founding partner of Moxie Capital, LLC and has been a partner there since January 2009. Until May 2008, she was a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc., where she was a Senior Managing Director and which she joined in April 1997. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industries. Ms. Arlander currently serves as a member of the board of directors for the privately held company Crew Knitwear, LLC. She previously served as a member of the board of directors for the publicly traded company Aéropostale, Inc. and for several privately held companies. In considering Ms. Arlander as a director of the Company, the board reviewed her extensive experience in the analysis of the apparel and retail sectors as an investment banker and investor, her overall leadership skills and her experience serving on the board of directors of relevant companies.

        David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Tailored Brands, Inc. (formerly Men's Wearhouse), a publicly traded company, for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman. Mr. Edwab currently serves as non-executive Vice Chairman of the board of directors of Tailored Brands, Inc. Mr. Edwab has experience in investment banking and private equity. Mr. Edwab is an "inactive" Certified Public Accountant and previously was a partner with Deloitte and Touche. Mr. Edwab is currently a member of the audit committee and nomination and governance committee of the publicly traded company Vitamin Shoppe, Inc. In considering Mr. Edwab as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served on the boards of directors of retailers.

        James O. Egan has served as a director since March 2012. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner in charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. He currently serves as a director of PHH Corporation where he is non-executive Chairman of the board and member of the compensation, audit, and governance committees. Mr. Egan has more than 40 years of business experience across numerous industries (including retail) and public and private companies, including 25 years of public accounting experience and 10 years of private equity experience and service on the board of directors of other public and private companies. Mr. Egan brings to the Board of Directors a wide range of strategic, operational, financial and governance qualifications and skills to contribute as a director.

        Lori H. Greeley has served as a director since May 2015. She is currently Chief Executive Officer of Serena & Lily, a retailer of home interior products based in Sausalito, CA. From June 2014 to June 2015, Ms. Greeley was Chief Executive Officer of Frederick's of Hollywood. From January 2007 until April 2013, Ms. Greeley was Chief Executive Officer of Victoria's Secret Stores, the leading specialty retailer of women's intimate apparel, other apparel, fragrances and cosmetics. Over the course of her twenty year career at Victoria's Secret Stores, Ms. Greeley held a number of executive level merchandising and management roles, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley currently sits on the board of directors of Brown Shoe Company, Inc., a publicly traded company. Ms. Greeley oversaw Frederick's of Hollywood through its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2015. Ms. Greeley is active with Bucknell University, including serving as a member of the Advisory Board of the Bucknell Institute for Public Policy, and as a speaker for the University's Institute for Leadership in Technology and Management program. Ms. Greeley has spent her entire career in the fashion and retailing businesses. In considering Ms. Greeley as a director of the Company, the board considered her extensive retail industry experience, and her strong skills in merchandising, marketing, operations and leadership.

        Christy Haubegger was appointed as a director effective May 3, 2016. Since 2005, she has been employed by Creative Artists Agency ("CAA"), leading multicultural business strategy for the company and providing insights on diverse markets to CAA's motion picture, music, marketing and television clients. Ms. Haubegger joined CAA after a successful career in the publishing and motion picture industries, having founded and served as publisher, president and CEO at Latina magazine, and served as a producer on several motion pictures. She holds a law degree from Stanford University and a B.A. from the University of Texas at Austin. In considering Ms. Haubegger as a director of the Company the board considered her media, marketing, and branding experience, in addition to her entertainment industry experience and professional relationships. Additionally, Ms. Haubegger has significant experience and knowledge in reaching multicultural consumer markets.

        John D. Howard has served as a director since 2002. He is currently the Co-Managing Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and was Chief Executive Officer of Irving Place Capital from 2008 to 2015. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, and the head of the merchant banking business of Bear, Stearns & Co. Inc. from its inception in 1997 to 2008. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, Inc., a private-equity investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of Aéropostale, Inc., a publicly traded company; rag & bone, Inc., Bendon, Inc. and several other private companies. As a result of these and other professional experiences, Mr. Howard possesses particular knowledge and experience in finance and capital structure, and has extensive experience as an investor in the retail industry, each of which strengthen the board of directors' collective qualifications, skills and knowledge base.

        Grace Nichols was appointed to the role of non-executive chair of the Company's board of directors in February 2011 and has served as a director since 2008. Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria's Secret Stores from 1992 until she retired in January 2007. Ms. Nichols also served on the board of directors of Intimate Brands, Inc. from 1995 to 1999. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen's and women's apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Tailored Brands, Inc. and served as a director of Pacific Sunwear of California, Inc. from 2007 to March 20, 2012, both publicly traded companies. In considering Ms. Nichols as a director of the Company, the board reviewed her extensive experience as a senior executive in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.

        Michelle Pearlman has served as a director since May 2011. Ms. Pearlman has over 23 years of retail, consumer, marketing, and e-commerce focused experience. Ms. Pearlman has been serving as a senior advisor to Irving Place Capital since 2011. From 2008 to 2010, Ms. Pearlman was Senior Vice President, President of the Jewelry Business Unit, for Sears Holdings Corporation, leading the P&L for fine jewelry, watches, and costume jewelry for over 2,000 Kmart and Sears stores and online sales. Prior to this, she spent four years at Ann Taylor, Inc., where she was an Executive Vice President, leading the E-commerce Business Unit and direct marketing for Ann Taylor and Loft divisions from 2004 to 2008. She joined Ann Taylor after serving as an Associate Principal with McKinsey & Co. from 1999 to 2004, focusing on retail and consumer products. She started her career at Procter & Gamble and held various positions in sales and marketing over her seven year tenure. Ms. Pearlman has an M.B.A from the University of Chicago and received her B.A. from Stanford University. She was named to Crain's Chicago Business "40 under 40" in 2009. In considering Ms. Pearlman as a director of the Company, the board reviewed her experience as a senior leader in the retail industry, her operational abilities, and her expertise in e-commerce and marketing.

        Arthur E. Reiner has served as a director of the Company since 2003. Mr. Reiner served as Chairman of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation from 1999 until he retired in 2009. From 1996 to 2009, Mr. Reiner was Chief Executive Officer of Finlay Enterprises. Mr. Reiner joined Finlay in 1995. Finlay Enterprises, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in August 2009. Mr. Reiner began his retailing career in 1962 at Bamberger's, then a division of R. H. Macy's, and held various positions with Macy's, including Chairman and Chief Executive Officer of Macy's Northeast and Macy's East until 1995. Mr. Reiner also previously served as a member of the board of directors for R. H. Macy's. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. In considering Mr. Reiner as a director of the Company, the board reviewed his particular experience in the retail, apparel and other related industries, both at the management and board levels.

Board and Committee Membership

Overview

        The Company's business, property and affairs are managed under the direction of the Company's board of directors. The board of directors has established three primary committees consisting of an audit committee, a nomination and governance committee, and a compensation committee. In addition, from time to time, the board of directors may establish a committee whose responsibilities vary depending on the new committee's objectives, as determined by the full board of directors. Members of such committees may be paid additional fees. The Company has a majority of independent directors on its board. Its audit committee, nomination and governance committee, and compensation committee are composed entirely of independent directors. Members of the Company's board of directors are kept informed of its business through discussions with the Company's Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

Board Leadership Structure

        The board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company's stockholders. The Company's current leadership structure is comprised of a non-executive chair of the board of directors, three primary board committees, and a Chief Executive Officer. Although the board of directors does not currently have a formal policy as to whether the roles of chair of the board of directors and Chief Executive Officer should be vested in the same individual or different individuals, the board of directors believes that the separation of the roles of chair of the board of directors and Chief Executive Officer is currently in the best interest of the Company's stockholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

The Board's Role in Risk Oversight

        The board of directors has an active role in the oversight of management and the Company's risks. This oversight is conducted primarily through the audit committee, but the full board of directors has retained responsibility for general strategic oversight of risk. The Company's internal audit department performs an annual comprehensive company-wide risk assessment which encompasses a review of all departments and their significant areas of risk, including operational, compliance, and financial risks. This assessment process is designed to gather data regarding the important risks that could impact the Company's ability to achieve its objectives and execute its strategies. The assessment is reviewed by the Company's Chief Executive Officer, President and Chief Operating Officer, and the Chief Financial Officer, who then presents the assessment to the audit committee of the board of directors to facilitate discussion of high risk areas.

        The compensation committee reviews the Company's compensation policies and practices for all employees in the context of risk management. This assessment includes a review of the mix between short-term and long-term compensation, base salary versus incentive compensation, performance metrics, and the type of equity awards and level of equity holdings. Based upon this review, the compensation committee has determined that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company.

        The nomination and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board composition, corporate governance policies and practices, ethics and related matters.

Board Meetings

        The board of directors of New York & Company, Inc. is currently comprised of eleven directors, ten of whom are standing for re-election. During fiscal year 2015, the board of directors met five times. Each director attended at least 75 percent of the aggregate of (1) the number of meetings the board of directors held during the period in which he or she was a director and (2) the number of meetings of all committees of the board held during the period in which he or she served as a member of the respective committee. Three members of the board of directors attended the Company's Annual Meeting on June 18, 2015. All board members are encouraged to attend the Annual Meeting.

Executive Sessions

        The non-management members of the Company's board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. Grace Nichols is the non-executive chair of the board of directors and serves as the presiding director of the non-management directors of the Company.

Committee Composition and Board Independence

        The following table shows the members of the Company's board of directors, the composition of the committees, and those directors who the board of directors has affirmatively determined to be independent under the New York Stock Exchange corporate governance standards:

Director	Audit Committee	Compensation Committee	Nomination & Governance Committee	Independent Director
Gregory J. Scott
Bodil M. Arlander	✓			✓
David H. Edwab	✓		✓(C)	✓
James O. Egan	✓(C)			✓
Lori H. Greeley		✓		✓
Christy Haubegger			✓	✓
John D. Howard
Grace Nichols(*)		✓	✓	✓
Michelle Pearlman
Richard L. Perkal(1)
Arthur E. Reiner		✓(C)	✓	✓

Legend:

(C)
Chair of committee

(*)
Non-executive chair of the board of directors and presiding director of the non-management directors

(1)
On February 3, 2016, Mr. Perkal notified the Company that he would not be standing for re-election to the Company's board of directors at its 2016 Annual Meeting of Stockholders.

The Audit Committee

        Under the terms of its charter, the audit committee represents and assists the board of directors with the oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company's annual proxy statement. The audit committee meets to review the Company's quarterly and annual financial statements, and holds periodic meetings separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2015, the committee met ten times.

        The board of directors has determined that Mr. Edwab and Mr. Egan are "audit committee financial experts" for purposes of the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Ms. Arlander, Mr. Edwab and Mr. Egan are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

The Compensation Committee

        Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company's senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and related matters. The committee has sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants' fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2015, the compensation committee met eight times.

The Nomination and Governance Committee

        Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, ethics and related matters. It also assists the board of directors in fulfilling its responsibilities relating to the Company's compliance procedure for the code of business conduct. In fiscal year 2015, the nomination and governance committee held four meetings.

        The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company's business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Furthermore, although there is no formal policy concerning diversity considerations, the nomination and governance committee does consider diversity with respect to gender, ethnicity and age, as well as diversity of viewpoint, skills and experience in determining the appropriate composition of the board of directors and identifying director nominees. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee has the sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm's fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See "STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING" for procedures describing how a stockholder can submit a proposal to the board of directors.

2015 Director Compensation

        During fiscal year 2015, the compensation committee engaged Korn Ferry Hay Group (f.k.a. Hay Group) to evaluate the Company's director compensation, including the compensation of the non-executive chair of the board of directors, compared to a peer group of companies. The board of directors approved the following compensation package for the board of directors and the non-executive chair of the board of directors: The compensation package included an annual retainer for each director of $45,000 ($135,000 for the non-executive chair of the board of directors) and for each meeting of the board of directors, beyond eight meetings annually, directors were eligible to be paid a fee of $1,500 for attending in person and $500 for attending telephonically. The annual retainer for service as the chair of a committee of the board of directors was as follows: $20,000 for the audit committee; $10,000 for the compensation committee; and $9,000 for the nomination and governance committee. The annual retainer for service as a member of a committee of the board of directors was as follows: $10,000 for the audit committee; $7,500 for the compensation committee; and $5,000 for the nomination and governance committee. For each committee meeting of the board of directors, beyond eight meetings annually, directors were eligible to be paid a fee of $1,500 for attending in person and $500 for attending telephonically.

        In addition, members of the board of directors receive an annual share-based award with a fair market value of $60,000 ($150,000 for the non-executive chair of the board of directors) on the date of grant, which was June 18, 2015 for this past fiscal year. The annual share-based award to directors is typically restricted stock that vests one-year from the grant date. New board members are issued a share-based award, typically restricted stock, upon the effective date of their appointment to the board of directors, which vests ratably over a three-year period. Compensation paid to a newly appointed board member is prorated based on the number of quarterly board meetings that remain until the Company's next annual meeting of stockholders.

        The Company's independent directors are subject to security ownership guidelines that require them to own any form of vested and/or unvested equity of the Company having a fair market value of at least $80,000 at all times subsequent to the fourth anniversary of the director's appointment to the Company's board of directors. Mr. Howard and Mr. Scott did not receive compensation for their services as non-independent members of the Company's board of directors. Board members are reimbursed for reasonable travel expenses for in-person attendance at board of directors and committee meetings.

        The following table summarizes the principal components of fiscal year 2015 compensation for the Company's board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company's board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bodil M. Arlander	55,000	60,000	—	—	—	—	115,000
Jill Beraud(2)	—	—	—	—	—	—	—
David H. Edwab	64,000	60,000	—	—	—	—	124,000
James O. Egan	65,000	60,000	—	—	—	—	125,000
Lori H. Greeley	71,250	75,000	—	—	—	—	146,250
Christy Haubegger(3)	—	—	—	—	—	—	—
Grace Nichols	155,000	150,000	—	—	—	—	305,000
Michelle Pearlman	52,500	60,000	—	—	—	—	112,500
Richard L. Perkal	45,000	—	—	—	—	—	45,000
Arthur E. Reiner	60,000	60,000	—	—	—	—	120,000

(1)
Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"), excluding any estimate for forfeitures. The fair value of restricted stock is based on the closing stock price of an unrestricted share of the Company's common stock on the grant date.

(2)
Ms. Beraud did not stand for re-election as a member of the board of directors when her term expired in June 2015.

(3)
Ms. Haubegger was appointed to the board of directors on May 3, 2016.

        The following table provides information relating to outstanding equity awards held by the non-management directors at fiscal year end, January 30, 2016.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
Bodil M. Arlander	—	—	23,622
David H. Edwab	—	—	23,622
James O. Egan	—	—	23,622
Lori H. Greeley	—	—	29,744
Christy Haubegger	—	—	—
Grace Nichols	10,000	—	59,055
Michelle Pearlman	—	—	23,622
Richard L. Perkal	—	—	—
Arthur E. Reiner	—	—	23,622

CORPORATE GOVERNANCE

Board Committee Charters

        The charters for the Company's audit committee, compensation committee, and nomination and governance committee are available free of charge on the Company's website at http://www.nyandcompany.com.

Corporate Governance Guidelines

        The board of directors of the Company adopted corporate governance guidelines to assist in the exercise of its responsibilities. The Company's corporate governance guidelines are available free of charge on the Company's website at http://www.nyandcompany.com.

Code of Business Conduct

        The Company has a code of business conduct that applies to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. In addition, the Company has a code of conduct for principal executive officers and key financial associates, which is supplemental to the code of business conduct. The code of business conduct and the code of conduct for principal executive officers and key financial associates are available free of charge on the Company's website at http://www.nyandcompany.com. Any updates or amendments to these guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chair of the Nomination and Governance Committee) at the following address:

Board of Directors or
Chair of the Nomination and Governance Committee
New York & Company
330 West 34th Street
9th Floor
New York, NY 10001

        Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's board of directors using the above address or through the Company's Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company's website at http://www.nyandcompany.com.

ITEM 2—Approval of the New York & Company, Inc. Incentive Compensation Plan

Introduction

        The Company is asking stockholders to approve the Company's Incentive Compensation Plan (the "IC Plan") as it is outlined below. The compensation committee of the Company's board of directors approves the key terms of the IC Plan at least annually, and the Company's Board of Directors has approved the compensation committee's recommendation to submit the IC Plan to the stockholders for approval.

Reason for Stockholder Approval

        Section 162(m) of the Internal Revenue Code authorizes tax deductions for certain executive compensation in excess of $1,000,000 only if such compensation is based on performance and the plan under which it is paid is approved by stockholders. If stockholders approve the IC Plan and the Company complies with certain other requirements set forth in Section 162(m), payments to executive officers under the IC Plan will qualify for deduction under Section 162(m). If stockholders do not approve the IC Plan, bonus payments to certain executive officers, or portions of such bonus payments, may not qualify for deduction under Section 162(m), to the extent that certain compensation paid to any such executive officer in any fiscal year exceeds $1,000,000. In that case, the Company may not be able to deduct for tax purposes all compensation paid to the affected executive officers.

Summary of the Company's Incentive Compensation Plan

        Purpose of the IC Plan.    The IC Plan is intended to attract and retain talented individuals primarily at the senior management level and to provide additional financial incentives to such associates to promote the success of the Company and its subsidiaries. However, the Company reserves the right to pay discretionary bonuses or other types of compensation outside of the IC Plan. Incentive compensation payable under the IC Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m).

        Administration.    The IC Plan is administered by the compensation committee, which has the power and authority to construe, interpret and administer the IC Plan and the exclusive right to establish, adjust, pay or decline to pay incentive compensation for each participant. The compensation committee may exercise its discretion to reduce by any amount the incentive compensation payable to any participant, but may not increase the amount payable under any award intended to constitute "qualified performance-based compensation" for purposes of Section 162(m).

        Eligibility.    All executives subject to Section 162(m) will be participants in the IC Plan unless the compensation committee, for any fiscal year, determines otherwise. The Company's senior management team is also eligible to participate in the IC Plan as determined by the compensation committee. In addition, the compensation committee may designate other key employees as eligible to participate in the IC Plan. There are approximately 100 employees that are currently eligible to participate in the IC Plan.

        Plan Awards.    The compensation committee is authorized to establish performance goals with respect to each bonus period. Performance goals for a bonus period and amounts payable to the extent to which the goals are achieved or exceeded will be established by the compensation committee prior to or within specified times following commencement of a bonus period. The compensation committee will determine what represents a bonus period and the allocation of target bonuses, if applicable, between bonus periods. Currently, the Company has three defined bonus periods. The three bonus periods are the spring selling season, fall selling season and full fiscal year, or any other period as determined by the compensation committee. Target spring, fall and full fiscal year bonus levels are established for each participant in the program (as a percentage of base salary), with a target bonus attained if the Company achieves the target operating income level approved by the compensation committee. Target bonuses in the upcoming fiscal year will be allocated between spring, fall and full year bonus periods at 25%, 25% and 50%, respectively. The target bonuses are set based on each executive's scope of responsibility and impact on the performance of the Company. Each fiscal year the compensation committee approves minimum, target and maximum operating income levels, or any other performance metric deemed by the compensation committee to provide participants with the incentive to drive increases in net sales and gross margin, to control expenses and to increase stockholder value. If the operating income achieved falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target, participants can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum goals, participants can earn between 100% and 200% of their target bonus.

        The Company offers its senior management the ability to participate in the Company's Management Stock Purchase Plan ("MSPP"), which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's Amended and Restated 2006 Long-Term Incentive Plan. The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

        Payment of Incentive Compensation.    The selection of participants to whom incentive compensation may be paid and the amount of the incentive compensation actually paid to a participant for a bonus period will be determined by the compensation committee, in its sole discretion. Incentive compensation will generally be paid in cash; however, the compensation committee may in its discretion grant equity-based awards under any of the Company's existing equity incentive plans, and on such terms as are determined by the compensation committee. Earned bonus amounts are generally paid within two months following the end of the Company's spring season and fall season, respectively; provided, however, that the compensation committee may establish procedures that allow for the payment of bonuses on a deferred basis. Bonuses will be paid only when the compensation committee certifies that the relevant performance criteria established for the respective bonus periods have been met. For purposes of any award under the IC Plan intended to constitute "qualified performance-based compensation" for purposes of Section 162(m), the maximum value of any payment in respect of such award to any participant in the IC Plan for any 12-month period will be $3,000,000.

        Amendment and Termination.    The compensation committee may at any time suspend or terminate the IC Plan and may amend it from time to time in such respects as the compensation committee may deem advisable.

Benefits to Named Executive Officers and Others

        Since payments under the IC Plan are determined by comparing actual performance to the performance goals established by the compensation committee, it is not possible to determine the amount of incentives that will be paid under the IC Plan if the IC Plan is approved by the Company's stockholders. However, the amount of incentive compensation earned by the named executive officers and each group listed below during fiscal year 2015 under the IC Plan is as follows:

Named executive officers and groups	Incentive Compensation Earned for Fiscal Year 2015
Gregory J. Scott	$69,300
John M Worthington(1)	$281,250
Sheamus Toal	$20,580
Faeth Bradley	$13,125
Adam Ratner	$6,738
Kevin L. Finnegan	$21,000
All current executive officers as a group	$411,993
All current non-employee directors as a group	$—
All current employees, who are not executive officers as a group	$406,200

(1)
In accordance with Mr. Worthington's appointment to President and Chief Operating Officer on November 3, 2014, the Company guaranteed the payment of his spring 2015 and fall 2015 target bonuses under the IC Plan.

        The board of directors unanimously recommends a vote FOR the approval of the Company's Incentive Compensation Plan.

ITEM 3—Ratification of Independent Registered Public Accounting Firm

        On May 3, 2016, following a competitive bidding process, the Company's board of directors, upon the recommendation of its audit committee, ratified the selection of BDO USA, LLP to serve as the Company's independent registered public accounting firm for fiscal year 2016. Fiscal year 2016 will be the first fiscal year that BDO USA, LLP will audit the Company's financial statements, subject to ratification by the Company's stockholders.

        Representatives of BDO USA, LLP are expected to be present at the Meeting and available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        The Company is asking its stockholders to ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm. Although ratification is not required by the Company's by-laws or otherwise, the board of directors is submitting the selection of BDO USA, LLP to the Company's stockholders for ratification because the Company values its stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Change in Independent Registered Public Accounting Firm

        On May 3, 2016, the Company dismissed Ernst & Young LLP as its independent registered public accounting firm (after approval of the Company's board of directors as recommended by the Company's audit committee). Such dismissal shall be effective immediately following the filing of the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 2016.

        Ernst & Young LLP's reports on the Company's consolidated financial statements as of and for the fiscal years ended January 30, 2016 and January 31, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's two most recent fiscal years ended January 30, 2016 and January 31, 2015 and the subsequent interim period through May 5, 2016, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Ernst & Young LLP's satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

        The Company provided Ernst & Young LLP with a copy of the above disclosures and requested that Ernst & Young LLP furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of Ernst & Young LLP's letter dated May 5, 2016 is filed as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on May 5, 2016.

        On May 3, 2016, the Company engaged BDO USA, LLP as the Company's new independent registered public accounting firm for fiscal year 2016 (after approval of the Company's board of directors as recommended by the Company's audit committee). This engagement is effective immediately following the filing of the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 2016.

        During the Company's two most recent fiscal years ended January 30, 2016 and January 31, 2015 and the subsequent interim period through May 5, 2016, neither the Company nor anyone on its behalf has consulted with BDO USA, LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements and neither a written report nor oral advice was provided to the Company that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

        The board of directors unanimously recommends a vote FOR the ratification of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2016.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal year 2015 and fiscal year 2014, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2015	Fiscal Year 2014
Audit fees(1)	$826,236	$841,821
Audit-related fees	—	—
Tax fees(2)	232,500	176,000
All other fees	—	—

Total	$1,058,736	$1,017,821

(1)
Audit work performed in connection with the annual financial statements and the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents and review of documents filed with the SEC.

(2)
Professional services related to tax compliance and reporting, including preparation of federal, state and local income tax returns, and supporting other tax-related regulatory requirements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval: (i) audit, (ii) audit-related, (iii) tax and (iv) other services.

        The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

        In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        During fiscal year 2015, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended January 30, 2016 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company's independent registered public accounting firm both management's annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee discussed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        In addition, the audit committee has also received from the independent registered public accounting firm the written disclosures regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors' independence. The audit committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditors' independence. The audit committee has concluded that the independent registered public accounting firm, Ernst & Young LLP, is independent from the Company and its management.

        The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its integrated audit of the Company's financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 30, 2016, for filing with the Securities and Exchange Commission.

James O. Egan (Chair)
Bodil M. Arlander
David H. Edwab

 EXECUTIVE OFFICERS

        The following table sets forth the name, age and principal position of each of the Company's executive officers:

Name	Age	Position
Gregory J. Scott	53	Chief Executive Officer and Director
John M Worthington	52	President and Chief Operating Officer
Sheamus Toal	46	Executive Vice President, Chief Financial Officer
Faeth Bradley	45	Executive Vice President, Human Resources
Adam Ratner	50	Vice President, General Counsel
Kevin L. Finnegan	63	Former Executive Vice President, Global Sales

        See the table under "Nominees for Director" for the past business experience of Gregory J. Scott.

        John M Worthington was named President and Chief Operating Officer in November 2014. Mr. Worthington has more than 25 years of retail industry experience. Mr. Worthington has responsibility for the Company's Store Operations, Real Estate, Outlets, Finance, Information Technology, Sourcing and Logistics. Most recently, Mr. Worthington served as the Chief Administrative Officer of Kohl's Department Stores from November 2010 to June 2013 where he oversaw Store Operations, Real Estate, Information Systems, Merchandise Presentation, Store Administration, Logistics, Loss Prevention, Store Planning and Design and Purchasing. Mr. Worthington also served at Kohl's as Senior Executive Vice President from September 2007 to November 2010, Executive Vice President, Director of Stores from 2005 to 2007, Senior Vice President from 2004 to 2005 and Regional Vice President from 2002 to 2004. Prior to joining Kohl's in 1993, Mr. Worthington held various leadership positions in stores and buying at May Department Stores.

        Sheamus Toal was named Executive Vice President, Chief Financial Officer in October 2008. Mr. Toal previously served as Executive Vice President, Chief Accounting Officer of the Company since April 2008 and had served as the Company's Senior Vice President, Chief Accounting Officer since 2007. Mr. Toal has also served as the Company's Vice President, Controller and Treasurer and has been designated as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG's Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John's University. Mr. Toal is a Certified Public Accountant in the state of New York.

        Faeth Bradley was named Executive Vice President, Human Resources in December 2011. From 2004 to 2011, Ms. Bradley was with Coach, a specialty retailer of modern classic American accessories, where she served as Division Vice President, Human Resources, from 2007 to 2011. Ms. Bradley's prior professional experience includes various Human Resources leadership roles for Sallie Mae, XO Communications and Alcatel. Ms. Bradley started her career at Freddie Mac. Ms. Bradley has more than 20 years of experience in Human Resources and holds a M.S. from Virginia Tech and a bachelor's degree from George Mason University.

        Adam Ratner was named Vice President and General Counsel in July 2014. From 2004 through June 2014, Mr. Ratner was Vice President and Associate General Counsel of Jackson Hewitt Tax Service, Inc. Prior to that, from 1998 through 2004, Mr. Ratner served in a variety of senior in-house legal positions for Berlitz International, Inc. and Ladbroke/USA. Mr. Ratner began his legal career as a law clerk to the Honorable John M. Canella of the United States District Court for the Southern District of New York and has also worked at the law firms of White & Case and Littler Mendelson. Mr. Ratner has more than 15 years of experience overseeing the legal affairs of public companies in the areas of corporate and securities, compliance, contracts and commercial transactions, intellectual property, employment, real estate and litigation. Mr. Ratner holds a B.S. from Cornell University and a law degree from Hofstra University.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 25, 2016. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and certain other equity instruments held by that person that are currently exercisable or that will become exercisable within 60 days after April 25, 2016 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Gregory J. Scott	1,493,780	(2)	2.3%
John M Worthington	475,000	(3)	*
Sheamus Toal	528,302	(4)	*
Faeth Bradley	271,472	(5)	*
Adam Ratner	1,875	(6)	*
Kevin L. Finnegan	4,372	(7)	*
Bodil M. Arlander	114,496	(8)	*
David H. Edwab	113,849	(9)	*
James O. Egan	88,977	(10)	*
Lori H. Greeley	29,744	(11)	*
Christy Haubegger	—		*
John D. Howard	31,618,972	(12)	48.9%
Grace Nichols	253,358	(13)	*
Michelle Pearlman	75,427	(14)	*
Richard L. Perkal	—		*
Arthur E. Reiner	188,925	(15)	*
IPC/NYCG LLC	31,618,972	(12)	48.9%
North Run Advisors, LLC	3,995,973	(16)	6.2%
Paradigm Management, Inc	5,059,100	(17)	7.8%
All directors and executive officers as a group (16 persons)	35,258,549		53.0%

*
Less than 1%.

(1)
For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 64,630,347 shares of common stock outstanding on April 25, 2016. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 330 W. 34th Street, 9th Floor, New York, New York, 10001.

Each stock appreciation right ("SAR") included in the table represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Gregory J. Scott—Includes 68,780 shares of common stock, 200,000 shares of restricted stock, and 1,225,000 SARs.

(3)
John M Worthington—Includes 12,500 shares of common stock, 275,000 shares of restricted stock, and 187,500 SARs.

(4)
Sheamus Toal—Includes 90,874 shares of common stock, 107,323 shares of restricted stock, 27,926 vested deferred stock units, 75,000 shares of common stock issuable upon exercise of options, and 227,179 SARs.

(5)
Faeth Bradley—Includes 72,271 shares of common stock, 33,831 shares of restricted stock, 3,191 vested deferred stock units, and 162,179 SARs.

(6)
Adam Ratner—Includes 1,875 SARs.

(7)
Kevin L. Finnegan—Includes 4,372 shares of common stock.

(8)
Bodil M. Arlander—Includes 90,874 shares of common stock and 23,622 shares of restricted stock.

(9)
David H. Edwab—Includes 90,227 shares of common stock and 23,622 shares of restricted stock.

(10)
James O. Egan—Includes 65,355 shares of common stock and 23,622 shares of restricted stock.

(11)
Lori H. Greeley—Includes 29,744 shares of restricted stock.

(12)
John D. Howard—John D. Howard is employed by Irving Place Capital ("IPC"). Mr. Howard, by virtue of his status as Co-Managing Partner of Irving Place Capital, may be deemed to share beneficial ownership of shares owned of record by IPC and IPC/NYCG LLC. Mr. Howard and IPC share investment and voting power with respect to shares owned by IPC and IPC/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. IPC/NYCG LLC is an affiliate of, and is controlled by, IPC. IPC/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 745 Fifth Avenue—7th Floor, New York, New York 10151.

(13)
Grace Nichols—Includes 184,303 shares of common stock, 59,055 shares of restricted stock, and 10,000 shares of common stock issuable upon exercise of options.

(14)
Michelle Pearlman—Includes 51,805 shares of common stock and 23,622 shares of restricted stock.

(15)
Arthur E. Reiner—Includes 165,303 shares of common stock and 23,622 shares of restricted stock. Common stock includes 155,803 shares, 4,750 shares, and 4,750 shares, indirectly beneficially owned by the Arthur Reiner Revocable Trust, the Deborah Reiner 2003 Trust, and the Melissa Greener 2003 Trust, respectively. Mr. Reiner disclaims beneficial ownership of the shares owned by these Trusts, except to the extent of his pecuniary interest therein.

(16)
This information is based on a Schedule 13G filed on February 14, 2014. North Run Advisors, LLC has shared voting power and shared dispositive power over 3,995,973 shares. The address of North Run Advisors, LLC is One International Place, Suite 2401 Boston, MA 02110.

(17)
This information is based on a Schedule 13G filed on February 11, 2016. Paradigm Management, Inc. has sole voting power and sole dispositive power over 5,059,100 shares. The address of Paradigm Management, Inc. is Nine Elk Street, Albany, NY 12207.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock.

        Based on the Company's records and other information, including written representations, the Company believes that during the fiscal year ended January 30, 2016 the Company's directors and executive officers satisfied all filing requirements under Section 16(a) in a timely manner, except for one late filing for Ms. Greeley.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company's board of directors that the "Compensation Discussion and Analysis" section be included in the Company's 2016 Proxy Statement.

Arthur E. Reiner (Chair)
Lori H. Greeley
Grace Nichols

EXECUTIVE COMPENSATION

        The purpose of the "EXECUTIVE COMPENSATION" section of this Proxy Statement is to present clear and concise disclosure of all plan and non-plan compensation awarded to, earned by, or paid to the "named executive officers," defined as: (i) the Company's Chief Executive Officer; (ii) the Company's Chief Financial Officer; (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of January 30, 2016, the end of fiscal year 2015; and (iv) up to two additional individuals who would have been one of the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer, but were not serving as an executive officer as of January 30, 2016.

        The Company's named executive officers as of January 30, 2016 are as follows:

Name	Principal Position
Gregory J. Scott	Chief Executive Officer
John M Worthington	President and Chief Operating Officer
Sheamus Toal	EVP, Chief Financial Officer
Faeth Bradley	EVP, Human Resources
Adam Ratner	VP, General Counsel
Kevin L. Finnegan	Former EVP, Global Sales

        Mr. Finnegan's departure from the Company was effective January 5, 2016.

Compensation Discussion and Analysis

Executive Summary of Fiscal Year 2015 Operating Performance

        During fiscal year 2015, the Company made significant progress on the following strategic initiatives: (i) evolve as a broader lifestyle brand through the growth of the Company's sub-brand strategy, including 7th Avenue Design Studio, Soho Jeans featuring Jennifer Hudson, Eva Mendes Collection, and Lounge, and by leveraging its perceived "best at pant" advantage into denim and activewear; (ii) create a deeper emotional connection with its customer to drive traffic in all channels of the business and grow its active customer database, including new private label credit card customers; (iii) continue to evolve as an omni-channel retailer, driving increased sales and profitability; (iv) execute the Company's business re-engineering program ("Project Excellence") in order to improve overall operational efficiency and productivity; and (v) continue to open new stores and optimize existing square footage.

        The Company's operating results for fiscal year 2015 are summarized below:

  •
  Comparable store sales increased 3.1% for fiscal year 2015, as compared to a decrease of 1.0% in fiscal year 2014.

  •
  The Company's eCommerce and Outlet channels continued to expand, experiencing double-digit percentage increases in net sales compared to fiscal year 2014.

  •
  Gross profit for fiscal year 2015 was $264.9 million, or 27.9% of net sales, as compared to $249.8 million, or 27.1% of net sales, in fiscal year 2014.

  •
  GAAP operating loss in fiscal year 2015 was $8.1 million, as compared to a GAAP operating loss of $15.6 million, during fiscal year 2014. Non-GAAP adjusted operating loss in fiscal year 2015 was $289,000, which excludes $7.8 million of non-operating charges. This compares to a non-GAAP adjusted operating loss in fiscal year 2014 of $6.4 million, which excludes $9.2 million of non-operating charges. Please refer to the Company's Annual Report on Form 10-K as filed with the SEC on April 14, 2016 for the Reconciliation of GAAP to Non-GAAP Financial Information.

  •
  Including $7.8 million and $9.2 million of non-operating charges in fiscal year 2015 and fiscal year 2014, respectively, GAAP net loss was $10.1 million, or $0.16 per diluted share, during fiscal year 2015, as compared to a GAAP net loss of $16.9 million, or $0.27 per diluted share, during fiscal year 2014.

  •
  The Company opened 8 new New York & Company Outlet stores and 4 New York & Company stores, converted 12 New York & Company stores to Outlet stores, remodeled 8 existing stores, and closed 26 stores, ending fiscal year 2015 with 490 stores, including 82 Outlet stores.

  •
  The Company ended fiscal year 2015 with cash and cash equivalents of $61.4 million, working capital of $42.0 million and availability under its revolving credit facility of $36.6 million.

Executive Summary of Fiscal Year 2015 Compensation

        During fiscal year 2015, under the direction of the compensation committee (the "Committee"), the following key decisions related to executive compensation were made:

  •
  Peer Group Review.  With the assistance of the Committee's independent consultant, Korn Ferry Hay Group ("KFH Group"), the Committee reviewed the peer group used for compensation benchmarking to ensure it is comprised of an appropriate comparator group of fashion retailers.

  •
  Base Salary.  Considering the Company's operating results, executive performance, the base salaries for executive officers at the Company's peer group, and retention, among other factors, with the exception of Mr. Ratner, the executive officers did not receive merit increases in fiscal year 2015.

  •
  Incentive Compensation.  Due to the Company's operating loss during fiscal year 2015, the Company's executive officers earned just a portion (7%) of their total target bonuses under the Company's Incentive Compensation Plan (the "IC Plan"), as described below in the "Compensation Components" section. In accordance with Mr. Worthington's appointment to President and Chief Operating Officer on November 3, 2014, the Company guaranteed the payment of his spring 2015 and fall 2015 target bonuses under the IC Plan.

  •
  Share-based Awards.  During fiscal year 2015, Mr. Scott, the Company's Chief Executive Officer, was issued a performance-based award in connection with his annual performance review, which was not earned due to the operating income targets for fiscal year 2015 not being met. In addition, during fiscal year 2015, the Committee approved equity grants to executive officers consisting of stock appreciation rights ("SARs") and restricted stock that vest over time. The SARs, which are similar to stock options, will only provide value to executives if the stock price appreciates over the expected term of the award. SAR awards to executives generally vest over a three to four year period, while restricted stock awards generally cliff vest on the third anniversary of the grant date.

  •
  Other Cash Incentive Compensation.  As a result of the Company's improved performance during the fourth quarter of fiscal year 2015, as compared to the fourth quarter of fiscal year 2014, the Committee approved modest discretionary bonuses to be paid to the Company's senior management.

  •
  Benefits & Perquisites.  Executive officers participate in the Company's benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance benefits and reimbursement for eligible medical expenses not covered by the Company's benefit plan. The Company generally does not provide additional perquisites for its executive officers.

Compensation Philosophy

        The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

  •
  Align pay and performance—Provide the majority of executives' compensation opportunity through short- and long-term incentive compensation;

  •
  Drive strong business results—Support the Company's business goals of fostering profitable growth and increasing stockholder value;

  •
  Focus on long-term stockholder return—Align the interests of executives and stockholders through the use of equity compensation;

  •
  Support teamwork—Promote alignment and collaboration across corporate functions by rewarding team performance and ensuring that the Company's executives share in the success they create; and

  •
  Attract strong talent—Attract, retain and motivate high-performing executives.

The Company's Executive Compensation Practices Include:

  •
  Paying for performance—The Company provides the majority of executives' compensation opportunity through short- and long-term incentive compensation. Incentives are designed to align executive compensation with the achievement of the Company's business strategy and long-term growth initiatives.

  •
  Balancing short-term and long-term incentives—The Company believes its incentive programs provide an appropriate balance between short- and long-term incentives, as well as cash and equity.

  •
  Receiving strong shareholder support—At the Company's 2014 Annual Meeting of Stockholders, over 97% of the votes cast on the advisory "Say-on-Pay" proposal were in favor of the Company's executive compensation. At the Company's 2011 Annual Meeting of Stockholders,

    the Company's stockholders voted to have the Company hold an advisory vote on executive compensation every three years. The Company considers the 2014 votes to indicate strong approval of its compensation philosophy. As such, the Company has maintained the same philosophy and continued to apply the principles described above in designing and implementing the Company's compensation programs.

  •
  Security ownership guidelines—The Company's Chief Executive Officer is subject to security ownership guidelines that require him to own a minimum of 250,000 shares of the Company's stock, including vested and unvested shares and/or units.

  •
  10b5-1 trading plans—The Company recommends each of its executive officers to enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1.

  •
  Engaging an independent compensation consulting firm—The Committee engaged KFH Group as its independent consultant. KFH Group does not provide any other consulting services to the Company.

  •
  Reviewing peer group comparison—The Committee annually reviews the Company's peer group for appropriateness.

  •
  Assessing pay competitiveness—The Committee annually reviews the Company's peer pay information provided by KFH Group to benchmark compensation levels, as well as short- and long-term incentive plan designs.

The Company's Executive Compensation Practices Do Not Include:

  •
  Entering into employment contracts of defined length or multi-year guarantees for base salary increases, bonuses or equity compensation

  •
  Allowing equity grants below 100% fair market value

  •
  Permitting executives to engage in hedging transactions of the Company's stock

  •
  Repricing options without shareholder approval

  •
  Grossing up taxes on perquisites or benefits, other than on relocation related payments that are business-related

  •
  Providing excessive perquisites or benefits to executives

Establishing Compensation

        The board of directors has delegated authority to the Committee with respect to the Company's overall compensation policy for senior management, granting authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer, President and Chief Operating Officer and the Chief Financial Officer, and to approve the compensation structure for the other executive officers of the Company based upon the Committee's review of the Chief Executive Officer's recommendations.

        Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers, once against their established goals and objectives and once to assess talent, future potential and succession planning. Annually, the Chief Executive Officer uses the results of these evaluations, in partnership with the Executive Vice President of Human Resources, to determine compensation packages for the other executive officers to be recommended for approval by the Committee. The Committee meets in executive session annually, typically in August, to evaluate the recommended compensation for the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the third fiscal quarter of the current year. The Chief Executive Officer and/or Executive Vice President of Human Resources may request a meeting with the Committee at an interim date to review the compensation package of an executive officer in the event of organizational or responsibility changes, retention risks or new hires that occur during the year.

        In determining compensation components and levels, the Committee considers the scope of the executive's responsibility; the Company's overall performance; the executive's overall performance and future potential; the cash, equity and total compensation paid by competitors to employees in comparable positions; and the executive's past earnings and earning potential resulting from previously acquired common stock and share-based incentives.

Compensation Benchmarking and Consultants

        The Committee believes that information regarding pay practices at other companies is useful in two respects. First, the Committee recognizes that its compensation practices must be competitive in the marketplace in order to attract and retain executives. Second, this marketplace information, among the other aforementioned factors, is considered by the Committee to assess the reasonableness of compensation.

        The Committee engaged KFH Group for executive compensation consulting services to assist in the review of the Company's compensation practices and programs for fiscal year 2015. KFH Group provided the Committee with survey benchmarks and peer group benchmarks, where available, for annual cash compensation and share-based compensation paid to executive officers and directors. In addition, KFH Group provided an analysis of board of director compensation and an overview of executive officer compensation trends in the retail industry and among a peer group of companies. The survey benchmarks were selected from KFH Group's proprietary Retail Survey.

        The Company supplements the survey benchmarks with peer group benchmarks, where available. The peer companies selected generally meet one or more of the following criteria: apparel retailers that compete for the Company's talent, have similarly sized stores, are multi-state operators, are similar in size with revenues ranging from approximately one-half of to two times the Company's revenues, and/or have the same or similar customer bases. While the Company strives to maintain consistency in the peer group to enhance credibility of the comparisons, the composition of the group is reviewed annually to ensure that changes in the competitive landscape and the peers' businesses are considered. As a result of the fiscal year 2015 review, Ann Taylor, Inc. and Wet Seal, Inc. were removed, and Aeropostale, Inc., Citi Trends, Inc., Finish Line, Inc., and Vera Bradley, Inc. were added to the Company's selected peer group.

        The peer group companies used in this year's review were:

• Aeropostale, Inc.	• Citi Trends, Inc.
• Bebe Stores, Inc.	• Destination Maternity Corporation
• The Buckle, Inc.	• Express, Inc.
• The Cato Corporation	• Finish Line, Inc.
• Chico's FAS, Inc.	• Pacific Sunwear of California, Inc.
• The Children's Place Retail Stores, Inc.	• Vera Bradley, Inc.
• Christopher & Banks Corporation	• Zumiez, Inc.

        The Company uses this information and the information regarding compensation practices at other companies to assist in determining an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. The Company generally targets cash compensation for executive officers, including base salary and cash incentive compensation, to be between the 50th to 75th percentiles of total cash compensation of their peers. This percentile varies among executive officers and may be above or below the target depending on the factors discussed above regarding the determination of compensation components and compensation levels for executive officers, as well as to ensure the retention of key executives in the highly competitive retail market.

Compensation Components

        The Company's executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer's annual base salary and annual cash incentive compensation. Long-term compensation may include grants of SARs, stock options, restricted stock or other share-based incentives and cash incentive compensation established by the Company, as determined by the board of directors.

        Allocation of Compensation Components.    There is no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by its compensation consultants and other sources to determine the appropriate level and mix of compensation. Income from incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. For fiscal year 2015, variable compensation based on performance represented 72% of the Chief Executive Officer's total target compensation and 46% of the average total target compensation for the other named executive officers.

        The target allocation of compensation components for the Chief Executive Officer and for the average of the other named executive officers for fiscal year 2015 was as follows:

        Annual Base Salary.    The Committee determines base salaries for executives and periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above. For the amount of base salary earned by each named executive officer during fiscal year 2015, refer to the "Summary Compensation Table" in this Proxy Statement.

        Incentive Compensation Plan.    The Company's IC Plan provides its senior management with bonuses linked to the seasonal financial results of the business. Compensation earned under the IC Plan will generally be paid in cash; however, the Committee may in its discretion grant equity based awards under the Company's Amended and Restated 2006 Long-Term Incentive Plan, and on such terms as are determined by the Committee. Target spring, fall and full year bonus levels are established for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company achieves the target operating income goals approved by the Committee for the spring, fall and full year bonus periods. The target bonuses are set based on each executive's scope of responsibility and impact on the performance of the Company. Each fiscal year the Committee approves minimum, target and maximum operating income goals that provide executives with the incentive to drive increases in net sales and gross margin, to control expenses and to increase stockholder value. If operating income falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target goal, executives can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum goals, executives can earn between 100% and 200% of their target bonus.

        When considering what the minimum, target and maximum operating income goals should be for fiscal year 2015, the Committee considered the Company's fiscal year 2014 actual operating results, the continued uncertainty in the macroeconomic environment and its effect on consumers' spending on the Company's merchandise, and the Company's strategies for improving operating results in the future and the planned timing of the execution of such strategies.

        For fiscal year 2015, the Committee approved the following minimum, target and maximum operating income goals, as well as the actual payout percentage earned based on actual operating results:

(Amounts in thousands)	Minimum	Target	Maximum	Bonus Period Allocation	Actual Payout % Earned
Spring 2015	$500	$6,600	$8,000	25%	28%
Fall 2015	$—	$5,000	$7,000	25%	—%
Full Year 2015	$500	$11,600	$15,000	50%	—%

        The Company's spring 2015 GAAP operating loss was $3.8 million. The bonus payout for spring 2015 was based on non-GAAP adjusted operating income of $1.1 million, which excludes $4.9 million of non-operating expenses consisting of $3.0 million of consulting fees incurred in connection with the Company's business re-engineering program (Project Excellence), $1.6 million of certain severance expenses, and $0.4 million of certain legal expenses, partially offset by a $0.1 million reduction in moving expense related to the Company's new corporate headquarters.

        The Company offers its senior management the ability to participate in the Company's Management Stock Purchase Plan ("MSPP"), which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's Amended and Restated 2006 Long-Term Incentive Plan (the "2006 Plan"). The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

        Amended and Restated 2006 Long-Term Incentive Plan.    The Company's board of directors and stockholders originally approved the 2006 Plan on May 3, 2006 and June 21, 2006, respectively. The 2006 Plan has been amended and approved by stockholders from time to time to, among other things, increase the number of shares available for issuance. The aggregate number of shares of the Company's common stock that may be issued under the 2006 Plan is 12,668,496 shares, and the maximum number of shares which may be used for awards other than stock options or SARs is 7,750,000 shares. These shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

        Amended and Restated 2002 Stock Option Plan.    The Company originally adopted the 2002 Stock Option Plan on November 27, 2002 and approved the Amended and Restated 2002 Stock Option Plan (the "2002 Plan") to become effective on October 13, 2004. As of November 27, 2012, the 2002 Plan expired and no new awards may be issued from the 2002 Plan.

        The principal purpose of the 2006 Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (a) providing executive officers, as well as other key employees, non-employee directors of the Company, and consultants to the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards may be conditioned on the Company achieving certain performance goals that are based on one or more performance measures including, among others: revenue growth, earnings per share, EBITDA, operating income, net income, return on equity, return on invested capital and return on net assets. The Committee will determine the performance conditions at the time of the grant.

        The grant date for all share-based awards the Company issues is a date on or after the date the Committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date. The exercise price, if applicable, for all share-based awards is equal to the Company's closing stock price listed on the NYSE on their respective grant dates.

        During fiscal year 2015, the Committee approved share-based awards to be granted to its senior management team in an effort to promote the long-term growth and profitability of the Company, as well as hire, retain and motivate the Company's senior management. All awards granted to the named executive officers during fiscal year 2015 are as follows:

	Stock Appreciation Rights(1)	Restricted Stock(1)	Performance- Based Restricted Stock(2)	Deferred Stock Units(3)
Gregory J. Scott	200,000	—	400,000	—
John M Worthington	150,000	25,000	—	—
Sheamus Toal	114,618	21,613	—	4,808
Faeth Bradley	136,231	—	—	1,226
Adam Ratner	6,549	—	—	—
Kevin L. Finnegan	100,000	—	—	—

(1)
In connection with the Company's annual performance review process, Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, Mr. Ratner and Mr. Finnegan, were granted equity awards.

The restricted stock awards cliff vest on August 25, 2018 and the SARs become exercisable as follows: 25% on August 25, 2016, 25% on August 25, 2017, and 50% on August 25, 2018, subject to the executive's continued employment with the Company.

  Mr. Finnegan's 100,000 SARs were cancelled on January 5, 2016, upon no longer being employed by Company.

(2)
Mr. Scott was granted a performance-based restricted stock award that was set to vest subject to the Company achieving minimum, target and maximum operating income levels for fiscal year 2015, and Mr. Scott's continued employment with the Company. All 400,000 performance-based shares were cancelled as a result of the Company achieving below the minimum operating income goal for fiscal year 2015. If the Company had achieved between the minimum and target operating income goals for fiscal year 2015, Mr. Scott would have earned between 72,728 and 363,640 shares of restricted stock. If the Company had achieved between the target and maximum operating income goals for fiscal year 2015, Mr. Scott would have earned between 363,640 and 400,000 shares of restricted stock. Any earned shares would have vest ratably through March 2018.

(3)
Issued under the Company's MSPP.

        The Company has adopted a policy which prohibits directors, executive officers and certain other key financial employees from engaging in transactions designed to hedge against the economic risks associated with an investment in the Company's common stock. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning the Company's common stock.

        Other Cash Incentive Compensation.    From time to time, the Chief Executive Officer, in partnership with the Executive Vice President of Human Resources, may propose to the Committee cash incentive compensation for an executive officer, which may be subject to time and/or performance requirements, to recruit, retain, reward or provide additional performance incentives to executives, among other reasons.

        All Other Compensation.    Each executive officer is eligible to participate in the Company's benefit plans, such as medical, dental, disability, group life, vision and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance benefits and reimbursement for eligible medical expenses not covered by the Company's benefit plan.

        The Company contributes to a defined contribution savings and retirement plan (the "SARP") qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union associates who have completed 1,000 or more hours of service with the Company during certain twelve-month periods and have attained the age of 21. Participants can contribute up to 100% of their pay to the SARP, subject to Internal Revenue Service limits. The Company matches 100% of the employee's contribution up to a maximum of 4% of the employee's eligible pay. The Company match is immediately vested.

Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

        The Company has entered into letter agreements of employment with Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Mr. Ratner. Under the terms of these agreements, Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Mr. Ratner are currently entitled to annual base salaries of $900,000, $750,000, $490,000, $375,000, and $285,000, respectively, which the Committee, at any time, may increase or decrease based on the executives' and the Company's performance, among other pertinent factors. Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Mr. Ratner are also entitled to participate in the Company's employee benefit plans, equity incentive compensation plans and IC Plan, which provides for performance-based bonuses (currently 120%, 75%, 65%, 55% and 35% of base salary, respectively).

        Each of Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Mr. Ratner is entitled to receive termination payments and other benefits from the Company following termination of employment by the Company without cause or by reason of disability or death. In addition, Mr. Scott is entitled to receive termination payments from the Company following his voluntary resignation from the Company, subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. In accordance with certain of the executives' share-based payment agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the Committee, at its sole discretion, may decide if some or all of the executives' unvested share-based awards will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the "Potential Payments Upon Termination or Change in Control" section of this Proxy Statement for further discussion of the termination payments. Mr. Scott, Mr. Toal, and Ms. Bradley have agreed to be bound by a 12-month non-compete provision upon voluntary resignation or termination for cause. Mr. Worthington has agreed to be bound by a 6-month non-compete provision upon voluntary resignation or termination for cause within 24 months of his start date (November 3, 2014) as President and Chief Operating Officer with the Company, and a 12-month non-compete provision thereafter. Mr. Ratner has agreed to be bound by a 3-month non-compete provision upon voluntary resignation or termination for cause within 24 months of his start date (July 7, 2014) as Vice President and General Counsel with the Company, and a 6-month non-compete provision thereafter. Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Mr. Ratner have agreed to be bound by a 12-month non-solicitation provision.

        In connection with Mr. Finnegan no longer being employed by the Company effective January 5, 2016 (the "separation date"), the Company and Mr. Finnegan entered into a separation agreement that entitles Mr. Finnegan to the payment of base salary for one year after the separation date totaling $500,000, which will be offset by any salary earned at Mr. Finnegan's new employer, if employment is obtained within one year from the separation date. The separation agreement restricts Mr. Finnegan from soliciting the Company's employees for 18 months from the separation date.

        In connection with Mr. Scott's 2016 performance review, the Committee approved an award of performance-based restricted stock with a grant date of April 29, 2016 that vests subject to the Company achieving minimum, target, and maximum operating income levels for fiscal year 2016, and Mr. Scott's continued employment with the Company. All 300,000 performance-based shares will be cancelled if the Company achieves below the minimum operating income goal for fiscal year 2016. If the Company achieves between the minimum and target operating income goals for fiscal year 2016, Mr. Scott will earn between 54,520 and 272,720 shares of restricted stock. If the Company achieves between the target and maximum operating income goals for fiscal year 2016, Mr. Scott will earn between 272,720 and 300,000 shares of restricted stock. Any earned shares will vest ratably through March 2019.

Accounting and Tax Treatment

  Accounting Treatment

        The Company accounts for share-based payment awards in accordance with ASC 718 which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company's consolidated statement of operations over the vesting period.

        Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company's consolidated financial statements as it is earned.

        The Company accounts for income taxes in accordance with FASB ASC Topic 740, "Income Taxes."

  Tax Treatment

        As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, not including qualifying incentive-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Company's equity compensation plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

Summary Compensation Table

        The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company's named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company's behalf.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Gregory J. Scott	2015	900,000	25,000	1,104,000	206,000	69,300	—	13,023	2,317,323
Chief Executive Officer	2014	867,308	—	1,492,100	150,000	—	—	32,744	2,542,152
	2013	800,000	—	1,064,000	1,044,000	594,000	—	21,360	3,523,360
John M Worthington	2015	750,000	15,000	65,000	154,500	281,250	—	75,428	1,341,178
President and	2014	187,500	—	790,000	1,207,500	—	—	22,500	2,207,500
Chief Operating Officer
Sheamus Toal	2015	490,000	7,500	61,338	118,057	20,580	—	15,905	713,380
EVP, Chief Financial Officer	2014	482,500	—	265,758	171,927	—	—	19,163	939,348
	2013	462,500	—	118,564	175,000	192,376	—	18,193	966,633
Faeth Bradley	2015	375,000	5,000	1,312	140,318	13,125	—	10,969	545,724
EVP, Human Resources	2014	362,500	—	84,271	171,927	—	—	12,148	630,846
	2013	325,000	—	67,277	175,000	115,588	—	10,937	693,802
Adam Ratner	2015	280,000	2,500	—	6,745	6,738	—	5,931	301,914
VP, General Counsel
Kevin L. Finnegan	2015	465,385	—	—	103,000	21,000	—	63,190	652,575
Former EVP, Global Sales	2014	500,000	—	79,948	165,051	—	—	41,685	786,684
	2013	500,000	—	67,170	175,000	202,500	—	14,745	959,415

(1)
Reflects base salary earned for fiscal year 2015, fiscal year 2014, and fiscal year 2013.

(2)
The amounts in these columns reflect the aggregate grant date fair value of share-based awards issued during fiscal year 2015, fiscal year 2014 and fiscal year 2013, presented in accordance with ASC 718, excluding any estimate for forfeitures. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers. For the relevant assumptions used to determine the valuation of share-based awards for fiscal year 2015, fiscal year 2014, and fiscal year 2013, refer to Note 8, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2015, as filed with the SEC on April 14, 2016.

Mr. Scott's stock awards in fiscal years 2015, 2014 and 2013 include performance-based awards of $1.1 million, $1.1 million and $0.5 million, respectively, and his option awards in fiscal year 2013 include performance-based awards of $0.5 million, all of which have since been cancelled due to the Company not achieving the target operating income levels required in order for the awards to vest at the end of their respective performance periods.

(3)
Represents amounts earned under the Company's IC Plan. Refer to the "Compensation Discussion and Analysis" section in this Proxy Statement for further information about the Company's IC Plan.

Includes the amounts in the table below that the executives deferred under the Company's MSPP.

Name	Year	Deferred under MSPP ($)
Mr. Toal	2015	5,145
	2014	—
	2013	48,094
Ms. Bradley	2015	1,312
	2014	—
	2013	11,559
Mr. Finnegan	2015	—
	2014	—
	2013	10,125

(4)
The amounts shown in the "All Other Compensation" column are detailed in the following table:

Name	Year	Employer Match to the 401(k) under the Company's SARP ($)	Reimbursement for Relocation Expenses and Living Allowance ($)	Reimbursement for Medical Expenses ($)	Severance ($)	Total ($)
Mr. Scott	2015	10,385	—	2,638	—	13,023
	2014	10,785	—	21,959	—	32,744
	2013	10,200	—	11,160	—	21,360
Mr. Worthington	2015	—	67,500	7,928	—	75,428
	2014	—	22,500	—	—	22,500
Mr. Toal	2015	10,600	—	5,305	—	15,905
	2014	10,458	—	8,705	—	19,163
	2013	10,200	—	7,993	—	18,193
Ms. Bradley	2015	10,600	—	369	—	10,969
	2014	10,496	—	1,652	—	12,148
	2013	10,200	—	737	—	10,937
Mr. Ratner	2015	5,931	—	—	—	5,931
Mr. Finnegan	2015	8,846	—	4,729	49,615	63,190
	2014	10,400	—	31,285	—	41,685
	2013	10,200	—	4,545	—	14,745

Grants of Plan-Based Awards in Fiscal Year 2015

        The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2015.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)		Grant Date Fair Value of Stock and Option Awards ($)(6)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory J. Scott	04/29/15	—	—	—	—	400,000	400,000	—		—	—	1,104,000
	08/25/15	—	—	—	—	—	—	—		200,000	2.60	206,000
	—	—	1,080,000	2,160,000	—	—	—	—		—	—	—
John M Worthington	08/25/15	—	—	—	—	—	—	25,000	(3)	—	—	65,000
	08/25/15	—	—	—	—	—	—	—		150,000	2.60	154,500
	—	—	562,500	1,125,000	—	—	—	—		—	—	—
Sheamus Toal	08/17/15	—	—	—	—	—	—	4,808	(4)	—	—	10,289
	08/25/15	—	—	—	—	—	—	21,613	(3)	—	—	56,194
	08/25/15	—	—	—	—	—	—	—		114,618	2.60	118,057
	—	—	318,500	637,000	—	—	—	—		—	—	—
Faeth Bradley	08/17/15	—	—	—	—	—	—	1,226	(4)	—	—	2,624
	08/25/15	—	—	—	—	—	—	—		136,231	2.60	140,318
	—	—	206,250	412,500	—	—	—	—		—	—	—
Adam Ratner	08/25/15	—	—	—	—	—	—	—		6,549	2.60	6,745
	—	—	99,750	199,500	—	—	—	—		—	—	—
Kevin L. Finnegan	08/25/15	—	—	—	—	—	—	—		100,000	2.60	103,000
	—	—	300,000	600,000	—	—	—	—		—	—	—

(1)
At January 30, 2016, the last day of fiscal year 2015, these amounts represent the estimated range of cash bonuses that the executive could have potentially earned for fiscal year 2015 performance under the Company's IC Plan as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
In connection with the Company's annual performance review process, Mr. Scott was granted a performance-based restricted stock award that was set to vest subject to the Company achieving minimum, target and maximum operating income levels for fiscal year 2015, and Mr. Scott's continued employment with the Company. All 400,000 performance-based shares were cancelled as a result of the Company achieving below the minimum operating income goal for fiscal year 2015. If the Company had achieved between the minimum and target operating income goals for fiscal year 2015, Mr. Scott would have earned between 72,728 and 363,640 shares of restricted stock. If the Company had achieved between the target and maximum operating income goals for fiscal year 2015, Mr. Scott would have earned between 363,640 and 400,000 shares of restricted stock. Any earned shares would have vested ratably through March 2018.

(3)
In connection with the Company's annual performance review process, Mr. Worthington and Mr. Toal were awarded restricted stock which cliff vests on August 25, 2018.

(4)
Mr. Toal and Ms. Bradley each deferred a portion of their bonuses earned under the Company's IC Plan in fiscal year 2015 and were granted deferred stock units in fiscal year 2015 under the Company's MSPP, of which 50% of the units reported in the table above for each executive represents the executive's elected deferral and were immediately vested and 50% of the units represent the Company's match under the MSPP and vest on the third anniversary of the grant date. For further information regarding the Company's MSPP, please refer to the "Compensation Discussion and Analysis" section in this Proxy Statement.

(5)
In connection with the Company's annual performance review process, each named executive officer was awarded SARs that vest as follows: 25% on August 25, 2016, 25% on August 25, 2017 and 50% on August 25, 2018. Mr. Finnegan's 100,000 SARs were cancelled on January 5, 2016, upon no longer being employed by the Company.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(6)
Represents the aggregate grant date fair value of share-based awards calculated in accordance with ASC 718, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of share-based awards during fiscal year 2015, refer to Note 8, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2015, as filed with the SEC on April 14, 2016.

(7)
All share-based awards granted to the named executive officers during fiscal year 2015 are under the Company's 2006 Plan.

 Outstanding Equity Awards at 2015 Fiscal Year-End

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, January 30, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory J. Scott	700,000	—	—	3.80	06/01/20	—		—	—	—
	200,000	—	—	6.17	02/15/21	—		—	—	—
	200,000	—	—	3.65	04/16/22	—		—	—	—
	100,000	100,000	—	5.32	08/26/23	—		—	—	—
	25,000	75,000	—	3.47	08/25/24	—		—	—	—
	—	200,000	—	2.60	08/25/25	—		—	—	—
	—	—	—	—	—	100,000		220,000	—	—
	—	—	—	—	—	100,000		220,000	—	—
John M Worthington	187,500	562,500	—	3.16	11/03/24	—		—	—	—
	—	150,000	—	2.60	08/25/25	—		—	—	—
	—	—	—	—	—	250,000		550,000	—	—
	—	—	—	—	—	25,000		55,000	—	—
Sheamus Toal	50,000	—	—	4.74	03/19/18	—		—	—	—
	25,000	—	—	1.46	11/19/18	—		—	—	—
	50,000	—	—	4.79	04/01/20	—		—	—	—
	50,000	—	—	6.89	04/15/21	—		—	—	—
	65,000	—	—	3.65	04/16/22	—		—	—	—
	33,525	33,525	—	5.32	08/26/23	—		—	—	—
	28,654	85,964	—	3.47	08/25/24	—		—	—	—
	—	114,618	—	2.60	08/25/25
	—	—	—	—	—	7,420	(3)	16,324	—	—
	—	—	—	—	—	1,818	(3)	4,000	—	—
	—	—	—	—	—	14,097		31,013	—	—
	—	—	—	—	—	8,864	(3)	19,501	—	—
	—	—	—	—	—	21,613		47,549	—	—
	—	—	—	—	—	50,000		110,000	—	—
	—	—	—	—	—	2,404	(3)	5,289	—	—
	—	—	—	—	—	21,613		47,549	—	—
Faeth Bradley	100,000	—	—	2.77	12/27/21	—		—	—	—
	33,525	33,525	—	5.32	08/26/23	—		—	—	—
	28,654	85,964	—	3.47	08/25/24	—		—	—	—
	—	136,231	—	2.60	08/25/25	—		—	—	—
	—	—	—	—	—	401	(3)	882	—	—
	—	—	—	—	—	12,218		26,880	—	—
	—	—	—	—	—	2,177	(3)	4,789	—	—
	—	—	—	—	—	21,613		47,549	—	—
	—	—	—	—	—	613	(3)	1,349	—	—
Adam Ratner	1,875	5,625	—	3.22	08/19/24	—		—	—	—
	—	6,549	—	2.60	08/25/25	—		—	—	—
Kevin L. Finnegan	8,919	—	—	3.28	04/04/16	—		—	—	—
	20,000	—	—	4.74	04/04/16	—		—	—	—
	30,000	—	—	2.86	04/04/16	—		—	—	—
	50,000	—	—	4.79	04/04/16	—		—	—	—
	40,000	—	—	6.89	04/04/16	—		—	—	—
	50,000	—	—	3.65	04/04/16	—		—	—	—
	33,525	—	—	5.32	04/04/16	—		—	—	—
	27,508	—	—	3.47	04/04/16	—		—	—	—

(1)
Mr. Scott's 100,000 SARs with an exercise price of $5.32 become exercisable on August 26, 2016. Mr. Scott's 75,000 SARs with an exercise price of $3.47 become exercisable as follows: 25,000 on August 25, 2016 and 50,000 on August 25, 2017. Mr. Scott's 200,000

  SARs with an exercise price of $2.60 become exercisable as follows: 50,000 on August 25, 2016, 50,000 on August 25, 2017, and 100,000 on August 25, 2018.

  Mr. Worthington's 562,500 SARs with an exercise price of $3.16 become exercisable in three equal installments on each of November 3, 2016, 2017 and 2018. Mr. Worthington's 150,000 SARs with an exercise price of $2.60 become exercisable as follows: 37,500 on August 25, 2016; 37,500 on August 25, 2017, and 75,000 on August 25, 2018.

  Mr. Toal's and Ms. Bradley's 33,525 SARs with an exercise price of $5.32 become exercisable on August 26, 2016.

  Mr. Toal's and Ms. Bradley's 85,964 SARs with an exercise price of $3.47 become exercisable as follows: 28,654 on August 25, 2016 and 57,310 on August 25, 2017.

  Mr. Toal's 114,618 SARs with an exercise price of $2.60 become exercisable as follows: 28,654 on August 25, 2016; 28,654 on August 25, 2017, and 57,310 on August 25, 2018.

  Ms. Bradley's 136,231 SARs with an exercise price of $2.60 become exercisable as follows: 34,057 on August 25, 2016, 34,057 on August 25, 2017, and 68,117 on August 25, 2018.

  Mr. Ratner's 5,625 SARs with an exercise price of $3.22 become exercisable as follows: 1,875 on August 19, 2016, 1,875 on August 19, 2017, and 1,875 on August 19, 2018. Mr. Ratner's 6,549 SARs with an exercise price of $2.60 become exercisable as follows: 1,637 on August 25, 2016, 1,637 on August 25, 2017, and 3,275 on August 25, 2018.

  Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Mr. Scott's restricted stock awards vest as follows: 100,000 shares on August 26, 2016 and 100,000 shares on August 25, 2017.

Mr. Worthington's 250,000 shares of restricted stock vest on November 3, 2017. Mr. Worthington's 25,000 shares of restricted stock vest on August 25, 2018.

Mr. Toal's 14,097 shares of restricted stock vest on August 26, 2016. Mr. Toal's 21,613 shares of restricted stock vest on August 25, 2017. Mr. Toal's 50,000 shares of restricted stock vest on October 22, 2016. Mr. Toal's 21,613 shares of restricted stock vest on August 25, 2018.

Ms. Bradley's 12,218 shares of restricted stock vest on August 26, 2016. Ms. Bradley's 21,613 shares of restricted stock vest on August 25, 2017.

Market value is based on the closing price of the Company's common stock on January 30, 2016, the last day of fiscal year 2015, which was $2.20, multiplied by the number of shares.

(3)
Represents the Company's match of unvested deferred stock units under the MSPP for various bonus periods under the IC Plan. The deferred units matched by the Company under the MSPP vest on the third anniversary of the grant date. For further information regarding the Company's MSPP, please refer to the "Compensation Discussion and Analysis" section in this Proxy Statement.

Option Exercises and Stock Vested in Fiscal Year 2015

        The following table shows the number of shares of the Company's common stock acquired and the value realized by each named executive officer upon the exercise of stock options and vesting of restricted stock and units during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory J. Scott	—	—	100,000	271,000
John M Worthington	—	—	—	—
Sheamus Toal	—	—	29,596	78,260
Faeth Bradley	—	—	25,613	61,062
Adam Ratner	—	—	—	—
Kevin L. Finnegan	—	—	10,000	27,100

(1)
Represents the number of vested shares of restricted stock and deferred units multiplied by the fair market value of the Company's common stock at the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2015

        The following table provides information relating to the deferred compensation activity and balances, if any, for each named executive officer.

Name	Executive Contributions in Fiscal Year 2015 ($)(1)	Company Contributions in Fiscal Year 2015 ($)(2)	Aggregate Earnings in Fiscal Year 2015 ($)	Aggregate Withdrawals/ Distributions in Fiscal Year 2015 ($)	Aggregate Balance At End of Fiscal Year 2015 ($)(3)
Gregory J. Scott	—	—	—	—	—
John M Worthington	—	—	—	—	—
Sheamus Toal	5,145	5,145	1,415	(37,830)	90,242
Faeth Bradley	1,312	1,312	(442)	—	14,048
Adam Ratner	—	—	—	—	—
Kevin L. Finnegan	—	—	(4,727)	(5,620)	—

(1)
The contribution amount, if any, reflects a deferral under the MSPP of a portion of the annual bonus earned by the applicable named executive officer under the IC Plan in fiscal year 2015 and is reflected in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table in fiscal year 2015. Represents the grant date fair value of the vested deferred stock units.

(2)
The contribution amount, if any, consists of an unvested contribution by the Company under the MSPP and is reflected in the "Stock Awards" column of the Summary Compensation Table in fiscal year 2015. Represents the grant date fair value of the unvested deferred stock units granted in fiscal year 2015 by the Company.

(3)
The aggregate balance for each of the named executive officers has been reported as compensation in the Summary Compensation Table in previous years.

        The Company offers its senior management the ability to participate in the Company's MSPP, which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company's senior management to have more ownership of the Company's stock, aligning senior management's interests with shareholders' interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company's 2006 Plan. The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

Potential Payments Upon Termination or Change in Control

        This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on January 30, 2016, the last day of fiscal year 2015.

        The following termination-related terms are defined in the letter agreements of employment between the Company and the named executive officers and are generally described below:

          "Cause" generally means: (i) wrongful misappropriation of the Company's assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading "guilty" or "no contest" to, a felony; (iv) intentionally causing the Company to violate a material local, state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive's supervisor or the board of directors of the Company; (vi) the executive's breach of the employment agreement or letter agreement of employment, in any material respect; and (vii) gross negligence or willful misconduct in connection with the executive's duties and responsibilities to the Company.

          "Change in Control" generally means: (i) the acquisition by a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, that results in such person becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (a) 30% or more of the Company's voting securities and (b) a greater percentage of the Company's voting securities than Irving Place Capital and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

          "Disability" generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his or her customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

        No termination payments are due to the named executive officers under their respective letter agreements of employment upon a change in control, following termination of employment by the Company with cause, following termination by the executive for good reason, and, with the exception of Mr. Scott, following termination by the executive.

        Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. Scott, Mr. Toal, and Ms. Bradley is entitled to be paid their base salary for 12 months. If Mr. Scott voluntarily resigns, he is entitled to be paid his base salary for 12 months subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. If Mr. Worthington's employment is terminated without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and his continued observance of the covenants contained in his letter agreement of employment, prior to the two-year anniversary of his start date (November 3, 2014) with the Company, he is entitled to be paid his base salary for 6 months and for 12 months thereafter. If Mr. Ratner's employment is terminated without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and his continued observance of the covenants contained in his letter agreement of employment, prior to the two-year anniversary of his start date (July 7, 2014) with the Company, he is entitled to be paid his base salary for 3 months and for 6 months thereafter. The base salary paid to Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Mr. Ratner would be offset by any salary earned at the executive's new employer, if employment is obtained within the applicable severance period.

        If the executive's employment is terminated by reason of disability, the executive will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

        If Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley or Mr. Ratner's employment is terminated by reason of death, the executive's beneficiaries will be paid up to $3.0 million, depending on the executive's base salary and cause of death in accordance with the Company's life insurance policies.

Potential Payments to Gregory J. Scott upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$900,000	$—	$900,000	$—	$—	$—
Other(1)	—	—	—	—	—	2,319,000	3,000,000

Total	$—	$900,000	$—	$900,000	$—	$2,319,000	$3,000,000

Potential Payments to John M Worthington upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$375,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,959,000	3,000,000

Total	$—	$—	$—	$375,000	$—	$1,959,000	$3,000,000

Potential Payments to Sheamus Toal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$490,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,335,000	3,000,000

Total	$—	$—	$—	$490,000	$—	$1,335,000	$3,000,000

Potential Payments to Faeth Bradley upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$375,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,059,000	2,875,000

Total	$—	$—	$—	$375,000	$—	$1,059,000	$2,875,000

 Potential Payments to Adam Ratner upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$71,250	$—	$—	$—
Other(1)	—	—	—	—	—	843,000	2,425,000

Total	$—	$—	$—	$71,250	$—	$843,000	$2,425,000

(1)
Represents amounts payable to the executive or the executive's beneficiary, in the case of death, under the Company's disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company's Long-Term Disability Plan in the tables above. However, the Company's Long-Term Disability Plan provides termination payments equal to 60 percent of the executive's base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

        In connection with Mr. Finnegan no longer being employed by the Company effective January 5, 2016, the Company and Mr. Finnegan entered into a separation agreement that entitles Mr. Finnegan to the payment of base salary for one year after the separation date totaling $500,000, which will be offset by any salary earned at Mr. Finnegan's new employer, if employment is obtained within one year from the separation date. The separation agreement restricts Mr. Finnegan from soliciting the Company's employees for 18 months from the separation date.

Equity Compensation Plan Information

        The following table sets forth information as of January 30, 2016 about shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, SARs, warrants and rights(1)	Weighted- average exercise price of outstanding options, SARs, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a)(3)
Equity compensation plans approved by security holders	6,974,068	$3.74	2,385,778
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	6,974,068	$3.74	2,385,778

(1)
Includes 446,715 stock options and 6,527,353 SARs. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Represents the weighted-average exercise price for outstanding stock options and SARs.

(3)
Represents 2,385,778 shares available for issuance under the 2006 Plan as of January 30, 2016.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures

        The board of directors of the Company has adopted a written Related Party Transactions Policy (the "Policy") to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, and (ii) a related party has or will have a direct or indirect material interest.

        A related party is (a) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director, nominee for director or executive officer of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company's common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

        Directors and executive officers are required to notify the Company's VP, General Counsel prior to entering into (or any of their immediate family members entering into) a transaction with any entity that could be considered a related party, and on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee for director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest, in each case subject to certain pre-approved transactions. Under the Policy, these questionnaires are reviewed by the Company's VP, General Counsel to determine whether a transaction meets the definition of a related party transaction that will require review by the audit committee. If so, the VP, General Counsel will report the transaction to the audit committee.

        In reviewing a proposed related party transaction, the audit committee will review all relevant information available to them about the proposed transaction, and take into account, among any other factors they deem appropriate, (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the related party transaction was initiated by the Company, a subsidiary or the related party, (iii) whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose of, and the potential benefits to the Company of, the related party transaction, (v) the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party, (vi) the related party's interest in the related party transaction and (vii) any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.

        If a related party transaction involves a related party who is a director or an immediate family member of a director, such director may not participate in any discussion or vote regarding approval or ratification of approval of such transaction. However, such director shall provide all material information concerning the related party transaction to the audit committee. Such director may be counted in determining the presence of a quorum at a meeting of the audit committee or board of directors that considers such transaction. The audit committee will approve the related party transaction only if they determine in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The audit committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the related party in connection with the approval of the related party transaction.

Stockholders Agreement

        Irving Place Capital and certain of the Company's senior management and director stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

        The stockholders agreement gives the parties certain rights with respect to registration under the Securities Act of shares of the Company's securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

        In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2017 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 4, 2017. The proposal should be addressed to: Chair of the Nomination and Governance Committee, New York & Company, Inc., 330 West 34th Street, 9th Floor, New York, NY 10001.

        In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

        A stockholder's notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

        A stockholder's notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate's relevant background, professional and business experience and other significant accomplishments; (iv) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (v) a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board; and (vi) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NEW YORK & COMPANY, INC. 330 WEST 34TH STREET 9TH FLOOR NEW YORK, NY 10001 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS (1), (2) AND (3): nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees Gregory J. Scott Christy Haubegger 01 06 02 Bodil M. Arlander 07 John D. Howard 03 David H. Edwab 08 Grace Nichols 04 James O. Egan 09 Michelle Pearlman 05 10 Lori H. Greeley Arthur E. Reiner For 0 0 Against 0 0 Abstain 0 0 2. Approval of the New York & Company, Inc. Incentive Compensation Plan. 3. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2016. NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement. Please be sure to sign and date this Proxy in the box below. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000292820_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com REVOCABLE PROXY NEW YORK & COMPANY, INC. 2016 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON THE BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints, Gregory J. Scott, John M Worthington and Sheamus Toal, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the "Company") which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Tuesday, June 21, 2016 or at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000292820_2 R1.0.1.25